Exhibit 4.1
AMENDMENT NO. 2 TO PREFERRED STOCK RIGHTS AGREEMENT
     This Amendment No. 2 to Preferred Stock Rights Agreement, dated as of November 20, 2006 (this “Amendment”), amends that certain Preferred Stock Rights Agreement, dated as of June 29, 2001, as amended on December 3, 2001 (as so amended, the “Rights Agreement”), between Solectron Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor in interest to EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”). Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may, and the Rights Agent shall, if so directed by the Company, supplement or amend the Rights Agreement in any respect;
     WHEREAS, as of the date hereof, a Distribution Date has not yet occurred;
     WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein; and
     WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:
     1. Amendment of Section 1(r). Section 1(r) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “‘Final Expiration Date’ shall mean November 27, 2006.”
     2. Amendment of Section 7. Section 7 of the Rights Agreement is hereby amended and supplemented by adding the following provision immediately following clause (f) thereof:
     “(g) The Rights shall expire on the Expiration Date, and upon such expiration, all rights pertaining thereto shall be extinguished.”
     3. Amendment of Exhibits. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all conforming changes.
     4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

     5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
     7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first written above.

SOLECTRON CORPORATION

By:	/s/ Todd DuChene

	Name:	Todd DuChene
	Title:	Executive Vice President,
General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Katherine S. Anderson

	Name:	Katherine S. Anderson
	Title:	Managing Director
SIGNATURE PAGE TO AMENDMENT NO. 2
TO PREFERRED STOCK RIGHTS AGREEMENT